ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("*Agreement*") is made and entered into this 7th day of June, 2021 (the "Effective Date"), by and between Hemphill Artworks, LLC, a Limited Liability Company with an address at 434 K Street Northwest Washington DC, 20001 ("*Sales Agent*"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 497 Broome Street, New York, New York 10013 ("*Purchase Agent*"). Sales Agent is selling the Work on behalf of the sole legal and beneficial owner ("*Owner*") of the work of art described in Exhibit A attached hereto and incorporated herein by this reference (the "*Work*"), and has the authority to sell the Work on behalf of the Owner. Purchase Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 057 Segregated Portfolio ("*Buyer*"), and has the authority to buy the Work on behalf of Buyer. Sales Agent, on behalf of the Owner, has agreed to sell the Work to Buyer, and Purchase Agent, on behalf of Buyer, has agreed to buy the Work from Sales Agent, on the terms and conditions set forth in this Agreement. Sales Agent and Purchase Agent are each herein a "Party" and, collectively, the "Parties."

In consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

1. SALE. Sales Agent on behalf of Owner agrees to sell the Work to Buyer, and Purchase Agent on behalf of Buyer agrees to buy the Work from Sales Agent, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is One Million Three Hundred Thousand Dollars ($1,300,000) (the "*Purchase Price*"). The full Purchase Price shall be paid within ten (10) business days of execution of this Agreement. For the avoidance of doubt, the obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work at the Storage Location (as defined in Section 4.1) to confirm the Work is in the same condition as reflected in the Condition Report (attached hereto as Exhibit C) prior to the Closing Date. Purchase Agent shall pay the Purchase Price to Sales Agent by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit A, which shall be orally confirmed by either Mariya Golovina or Nigel Glenday on behalf of Buyer and by Mary Early on behalf of Sales Agent prior to payment to Sales Agent.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Purchase Agent to enter into this Agreement, and acknowledging that Purchase Agent and Buyer are relying on each and all of the following representations and warranties, Sales Agent, on behalf of itself and Owner, represents and warrants to Purchase Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Sales Agent, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the "*Bill of Sale*") in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work on behalf of Owner to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person,

entity, government or government agency (actual, threatened or pending) (collectively, "*Claims*"). Neither Sales Agent nor Owner has knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Sales Agent nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Sales Agent has provided Purchase Agent with all information in Sales Agent's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, in the same condition reflected in the Condition Report attached hereto as Exhibit C. Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report attached hereto as Exhibit C. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Agreement and be entitled to a full refund of the Purchase Price.

3.1.7. The Work has not been unlawfully exported or imported in violation of the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Sales Agent and Owner hereby agree to indemnify, defend and hold Purchase Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Purchase Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Purchase Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Sales Agent of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Sales Agent contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work from Owner to Buyer. It shall be a condition precedent to Purchase Agent and Buyer's obligations that Sales Agent's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Sales Agent's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. BETWEEN THE EFFECTIVE DATE AND THE DATE ON WHICH SALES AGENT PACKS AND SHIPS THE WORK FOR DELIVERY TO THE DELIVERY LOCATION, SALES AGENT SHALL STORE THE WORK AT THE PREMISES LOCATED AT HEMPHILL ARTWORKS, LLC, 434 K STREET NORTHWEST WASHINGTON DC, 20001 (THE "**STORAGE LOCATION**"). Sales Agent shall not relocate the Work without Purchase Agent's prior written approval.

4.2. Sales Agent agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Purchase Agent. Sales Agent will not perform any conservation or restoration on the Work without the specific prior written consent of Purchase Agent.

5. INSURANCE. Sales Agent shall arrange and pay for the Work to be insured under Sales Agent's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Sales Agent to Buyer following both (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the full Purchase Price.

6. TITLE. The "***Closing Date***" shall mean the date upon which Purchase Agent has paid the full Purchase Price to Sales Agent. On the Closing Date, subject only to Purchase Agent's payment of the full Purchase Price in accordance with this Agreement, good and marketable title as well as the exclusive and unrestricted right of possession of the Work free and clear of any and all Claims shall transfer from Owner to Buyer. On the Closing Date, Sales Agent shall deliver to Purchase Agent a signed copy of the Bill of Sale. Sales Agent shall be responsible for remitting any and all applicable sales proceeds due to Owner in connection with the sale of the Work hereunder. For a period of one (1) year hereafter, Sales Agent hereby agrees that it will not knowingly offer, sell or agree to sell any artwork to any person other than Purchase Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of non-fungible tokens or securities.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if Sales Agent has not already done so, Sales Agent shall arrange for the Work to be packed and shipped by fine art shippers approved by Purchase Agent in writing to Purchase Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

7.2. Sales Agent shall be responsible for arranging packing and shipping the Work from its current location to the Delivery Location and insuring the Work until the Closing Date. Purchase Agent shall reimburse Sales Agent for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location pursuant to this Agreement, provided that all shipping and packing arrangements and costs shall be approved in advance in writing by Purchase Agent.

8. THIRD-PARTY COMMISSIONS. Neither Purchase Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due to any person acting on behalf of Sales Agent or Owner as a result of the transaction contemplated by this Agreement. Sales Agent shall not be responsible for and shall not pay any commissions or fees due to any person acting on behalf of Purchase Agent or Buyer as a result of the transaction contemplated by this Agreement. Sales Agent shall be responsible to pay any fees or costs to any agent or advisor engaged by Sales Agent in connection with the transactions contemplated herein and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated herein. The Parties acknowledge and agree that no such agent or advisor to Sales Agent is an employee or affiliate of Buyer or Purchase Agent.

9. INSPECTION. On June 4, 2021 or, if such inspection date is impracticable, on another date mutually agreed upon in writing, an agent for the Buyer shall be entitled to inspect the Work (the "***Inspection***") at Storage Location, and shall prepare a condition report. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work and prepare a condition report at Purchase Agent's expense to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit C.

10. SECURITY INTEREST. Sales Agent on behalf of Owner grants to Buyer a security interest in all right, title and interest in and to the Work (with the exception of the copyrights in the Work, which are retained by the artist), all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Sales Agent or Owner, then Buyer, to the extent of Buyer's security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code.

11. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Agreement by Sales Agent or Owner; (ii) the falsity or material inaccuracy, actual or alleged, of any of Sales Agent's or Owner's representations or warranties contained in this Agreement, (x) Buyer shall have the right to terminate this

Agreement, and Sales Agent shall within thirty (30) days of its receipt of written notice from Buyer repay to Buyer all amounts previously paid by Buyer to Sales Agent under this Agreement, and (y) upon receipt of such funds, Buyer will release the Work to Sales Agent, unless prevented by law from doing so.

12.NO WAIVER. A waiver by either Party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a continuing waiver of such terms or conditions, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall limit any other remedy, right, undertaking, obligation or agreement of either Party.

13. ENTIRE AGREEMENT. This Agreement, including the exhibits attached hereto, represents the entire understanding of the Parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the Parties with respect to the sale of the Work and declares that any and all such prior agreements between the Parties are null and void. In the event of a conflict between this Agreement and any invoice issued by Sales Agent, the terms of this Agreement shall control. The Parties agree that Buyer and Owner are each a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the Parties. Neither Party may not assign this Agreement without the prior written consent of the other Party. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the Parties hereto.

14. GOVERNING LAW & VENUE. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws or choice of law provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York.

15. COUNTERPARTS. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Notwithstanding the foregoing, if requested in writing by a Party, the other Party will send a hard copy of this Agreement with an original signature to the requesting Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

SALES AGENT:

HEMPHILL ARTWORKS, LLC

BY:George Hemphill
ITS: President

PURCHASE AGENT:

MASTERWORKS GALLERY, LLC

Mariya Golovina

BY: Mariya Golovina
ITS: Director of Acquisitions

EXHIBIT A

INVOICE

HEMPHILL

434 K Street, NW
Washington, DC 20001
(202) 234-5601
hemphillartworks.com

INVOICE

BILL TO
Masterworks Gallery, LLC on behalf of Masterworks Cayman
SPC 057 Segregated Portfolio
497 Broome Street
New York, NY 10013

INVOICE # 6102
DATE 06/08/2021

ITEM	DESCRIPTION	AMOUNT
SAM GILLIAM	Through, 1970 acrylic on canvas on beveled stretcher 45¼"h x 70¼"w x 2"d HFA-171 SG Signed 'Sam Gilliam, 1970' on the reverse	1,300,000.00T
ART TRANSFER	Delivery to be invoiced separately: Delaware Freeport 111 Alan Drive Newark, DE, 19711	

Please Note: Title to Artwork does not transfer until payment is received in full.

Thank you very much.

SUBTOTAL	1,300,000.00
TAX (0%)	0.00
TOTAL	1,300,000.00
BALANCE DUE	**$1,300,000.00**

Payable by Wire Transfer to HEMPHILL Artworks LLC
Truist Bank, 190[redacted] W, Washington DC
Bank Routing #: [redacted]
Bank Swift [redacted]
Account #: [redacted]

EXHIBIT B

BILL OF SALE

Dated: June 7, 2021

Sold by:	HEMPHILL ARTWORKS, LLC	("Sales Agent")
Sold to:	Masterworks Cayman SPC On behalf of its 057 Segregated Portfolio 497 Broome Street New York, New York 10013	("Buyer")

Artist:	Sam Gilliam	(the "Work")
Title:	Through	
Year:	1970	
Medium:	acrylic on canvas on beveled stretcher	
Dimensions:	45 x 70 inches	
Retail Price:	$1,300,000	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	$1,300,000	

For value received, Sales Agent acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Sales Agent and Masterworks Gallery, LLC dated June 7, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the Parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SALES AGENT:

HEMPHILL ARTWORKS, LLC

BY: George Hemphill
ITS: President

EXHIBIT C

CONDITION REPORT

(Attached)